Exhibit 99.2

NetApp Q4 and FY10 Earnings Results

Supplemental Commentary
May 26, 2010

The information in this written commentary, which was historically presented during our live conference call, is now being provided to the investment community concurrently with our press release to allow for additional time for review and analysis prior to commencement of the live call. Please note that these prepared remarks will not be read during the call. The live call will focus on strategic commentary from the CEO and CFO, followed by Q&A.

Safe Harbor Statement

These prepared remarks contain forward-looking statements and projections that involve risk and uncertainty, including statements regarding our financial performance for the fourth quarter of fiscal 2010.  Actual results may differ materially from our statements or projections. Factors that could cause actual results to differ from our projections include, but are not limited to, customer demand for our products and services; our ability to increase revenue and manage our operating costs; increased competition risks associated with the anticipated growth in the networked storage market; our ability to deliver new product architectures and enterprise service offerings; our ability to design products and services that compete effectively from a price and performance perspective; our reliance on a limited number of suppliers; and our ability to accurately forecast demand for our products. Other equally important factors are detailed in our accompanying press release as well as in our 10-K and 10-Q reports on file with the SEC and also available on our website, all of which are incorporated by reference into today’s commentary.

All numbers stated herein are stated in accordance with U.S. Generally Accepted Accounting Principles (GAAP) unless stated otherwise. To see the reconciling items between our non-GAAP and GAAP financial information, refer to the table at the end of this document, as well as in our press release and on our website.

Fiscal 2010 Highlights

In fiscal 2010, NetApp achieved company records in several categories, including revenue, income from operations, and net income per share.

Year over Year Overview

	FY2010	FY20091	Year/Year Growth
Non-GAAP Net Revenue	$3,931M	$3,535M	11%
Non-GAAP Gross Margin	65.0%	61.1%
Non-GAAP Operating Expenses	$1,923M	$1,749M	10%
Non-GAAP Income from Operations	$631M	$409M	54%
Non-GAAP Operating Margin	16.1%	11.6%
Non-GAAP Net Income per Share, Diluted	$1.51	$1.09	39%

Fiscal year 2010 revenue was $3.93 billion, an 11% increase over FY2009 net revenue. Non-GAAP gross margins were 65%, up from 61.1% in FY 2009, due to a favorable revenue mix as well as favorable trends in materials cost for low-end and mid-range systems.  Non-GAAP operating expenses were up 10% year over year.  We returned to our targeted non-GAAP operating margin of approximately 16%, up from our FY2009 operating margin of 11.6%. These improvements in profitability are reflected in our non-GAAP net income per share, which rose 39% from $1.09 in FY 2009 to $1.51 in FY2010.

1 GAAP revenue in FY2009 was $3,406 million, Non-GAAP revenue in FY2009 excludes the impact of the $129 million GSA settlement

Q4 Fiscal 2010 Overview

In the fourth quarter, NetApp achieved record performance in revenue, income from operations, net income per share, deferred revenue, cash flow from operations, and units shipped.  As customers increasingly turn to server virtualization and the benefits of cloud computing to reduce IT costs, they are choosing NetApp for the storage efficiency and flexibility we provide as they begin to re-architect their data centers for a virtual future.

 Revenue

	Q4 FY10 Revenue	% of Q4 FY10 Revenue	Sequential Growth2	Year/Year Growth
Product Revenue	$759M	65%	23%	50%
Software Entitlements & Maintenance	$174M	15%	2%	6%
Service	$239M	20%	8%	14%
Net Revenue	$1,172M	100%	16%	33%

Revenue for the fourth quarter was $1.17 billion, increasing 16% sequentially and 33% year over year. Foreign currency effects3 decreased our sequential results by approximately one percentage point and increased our year over year growth rate by approximately two percentage points.

2 Sequential growth calculation based upon Q3FY10 results, which can be found at www.investor.netapp.com

3 Foreign currency effects represent the translation effect of changes in average foreign exchange rates between the current period and the comparative prior periods (or, in the case of deferred revenue, the exchange rate in effect when the transaction was invoiced), less current period actual net gains or losses on revenue hedging activities.

Product revenue grew 23% sequentially and increased 50% year over year to $759 million. The product component of our revenue mix increased to 65% of total revenue, up strongly from 61% last quarter.

Revenue from software entitlements and maintenance (SEM), which is a deferred revenue element and is recognized ratably over the related contract period, was $174 million, or 15% of total revenue. SEM was up 2% sequentially and up 6% year over year, reflecting the slower business growth rates of prior periods.  Product revenue growth can be viewed as a leading indicator for future SEM revenue growth.  The average contract life on the balance sheet for SEM is approximately 32 months.

Service revenue was $239 million, up 8% sequentially and up 14% over 2009 Q4 revenue. Service revenue represented 20% of total revenue and is comprised mainly of hardware maintenance support contracts and professional services.

•
Revenue from hardware maintenance support contracts, which is also a deferred revenue element, comprised approximately 62% of our services revenue this quarter, increasing 5% sequentially and 19% year over year.

•	The professional services component of service revenue increased 15% sequentially and was up 7% year over year.

 Gross Margin
	Q4 FY10	Q3 FY10	Q4 FY09
Non-GAAP Gross Margin	64.6%	64.2%	61.8%
Product	59.7%	59.8%	52.7%
S/W Entitlements & Maintenance	98.2%	98.3%	98.5%
Services	55.8%	50.4%	55.0%

On a non-GAAP basis, consolidated gross margin was 64.6% of revenue this quarter, a slight increase from Q3 results. There were no significant changes in non-GAAP product or SEM gross margins from the prior quarter. Non-GAAP service margin increased five percentage points sequentially to 55.8%, due primarily to a seasonal increase in professional services work completed.

 Operating Expenses
	Q4 FY10	Q3 FY10	Q4 FY09
Non-GAAP Operating Expenses	$541M	$479M	$426M

Non-GAAP operating expenses increased 13% sequentially and were up 27% year over year, totaling $541 million or 46% of revenue in Q4. Headcount increased by a net of 159 people to 8,333 at the end of the quarter, consistent with our plan to increase our sales and engineering staff worldwide.

On a GAAP basis, Q4 operating expenses include $33 million of stock compensation compared to $32 million in Q3, as well as amortization of intangible assets associated with prior acquisitions, current period impact of prior restructuring actions and acquisition related expenses.

 Income from Operations & Other Income
	Q4 FY10	Q3 FY10	Q4 FY09
Non-GAAP Income from Operations	$217M	$171M	$118M
Non-GAAP Other Income (Expense), Net	$3M	$0.33M	$4.4M
Non-GAAP Income Before Income Taxes	$220M	$171M	$122M
Non-GAAP Effective Tax Rate	16.6%	16.0%	16.0%
Non-GAAP Net Income	$183M	$144M	$103M
Non-GAAP Net Income per Share, Diluted	$0.50	$0.40	$0.31

Non-GAAP income from operations was up 27% sequentially and 84% year over year to $217 million, or 18.5% of revenue, significantly outpacing our target operating margin of approximately 16%.

Non-GAAP other income and expense increased to $3 million, primarily due to realized gains on investments as well as a shift toward longer-term investment vehicles.  GAAP other income (expense) also includes $13 million of non-cash interest expense associated with our convertible debt.

Non-GAAP income before income taxes was $220 million or 18.7% of revenue, up from 16.9% in Q3. Our non-GAAP provision for income tax was $36 million, up from $27 million in Q3, and our effective tax rate increased to 16.6% from our average of 16% in prior quarters due to a year-end true-up.  As a result, our non-GAAP effective tax rate for FY2010 was 16.2%. Our diluted share count increased sequentially by 4.2 million shares to 365 million shares outstanding.

Non-GAAP net income totaled $183 million, or $0.50 per share, another record for NetApp.

 Select Balance Sheet Items
	Q4 FY10	Q3 FY10	Q4FY09
Cash, Cash Equivalents & Investments	$3.7B	$3.2B	$2.6B
Deferred Revenue	$1.9B	$1.8B	$1.7B
DSO (days)4	37	41	46
Inventory Turns5	14.7	20.2	22.1

During Q4, our cash and short term investments grew by $491 million, ending the quarter at $3.7 billion, up 15% sequentially and up 43% year over year.  Of this Q4 FY10 balance, 56% was in the United States.

The total deferred revenue balance of $1.9 billion reflects a sequential increase of approximately $120 million this quarter and a 12% increase in the balance year over year.

With respect to DSO, accounts receivable days sales outstanding were 37 days this quarter, compared to 41 days last quarter and 46 days in Q4 last year.  The strong DSO performance is attributable to record collection efforts on the part of our accounts receivables team. At the end of Q4, 93% of our receivables balance was current. Inventory turns were down from 20.2 turns in Q3 to 14.7 turns, a side effect of the rapid growth we are experiencing and the  unpredictable spot shortages of some parts.

4 Days sales outstanding are defined as accounts receivable net divided by net revenue, multiplied by number of days in the quarter.

5 Inventory turns are defined as annualized non-GAAP COGS divided by net inventory

 Select Cash Flow Statement Items
	Q4 FY10	Q3 FY10	Q4 FY09
Net Cash Provided by Operating Activities	$475M	$195M	$196M
Purchases of Property and Equipment	$38M	$50M	$135M
Free Cash Flow6	$436M	$145M	$61M
Free Cash Flow as % of Net Revenue	37%	14%	7%

Net cash provided by operating activities was $475 million, more than doubling both sequentially and year over year, primarily due to strong growth in net income, increased deferred revenue, and well managed receivables.  Capital expenditures were about $38 million, down from $50 million last quarter.

Free cash flow totaled $436 million, over three times higher than Q3 levels. Expressed as a percent of revenue, Q4 free cash flow was 37% of net revenue, well above our average range.

 Q1 FY11 Outlook
Q1 FY11 Outlook
Revenue	$1,100M – $1,140M
Share Count	Approximately 370M
Non-GAAP Net Income per Share, Diluted	$0.43 - $0.47
GAAP Net Income per Share, Diluted	$0.31 - $0.35

This forecast is based on current business expectations and current market conditions.

Other Business Metrics

6 Free cash flow is defined as net cash provided by operating activities less cash purchases of property and equipment

 Geographic Mix
	% of Q4 FY10 Revenue	Q4 FY10 Revenue	Year/Year Growth
Americas	54%	$639M	34%
U.S. Public Sector	11%	$133M	30%
EMEA	36%	$419M	32%
AsiaPacific	10%	$113M	31%

The Americas generated revenue of $639 million, up 11% sequentially and up 34% year over year, contributing 54% of total revenue. Included in the Americas numbers, the US Public Sector Team delivered 11% of total revenue, which was seasonally down by approximately 7% sequentially, though up 30% year over year.

EMEA revenue increased 24% sequentially and 32% year over year to $419 million, comprising 36% of total revenue. AsiaPacific revenue was $113 million, an increase of 14% sequentially and 31% year over year, for a total of 10% of revenue this quarter.

Channel Mix

Both our direct and indirect channels posted increases in revenue during the fourth quarter. Consistent with our strategy, our indirect channel continues to grow faster than our direct channel.  Direct revenue was 29% of total revenue, increasing 10% sequentially and 19% year over year.  Indirect revenues, generated by channel and OEM partners, contributed 71% of total revenues in the quarter.  Indirect revenues increased 19% sequentially and 40% over Q4 last year.  Within the indirect channel, Arrow continued last quarter’s record pace of 16% of total revenue, while Avnet was down slightly to 11% of revenue from last quarter’s record of 12% of revenue. Revenue from the IBM OEM partnership was 3% of total revenue, up 2% over their absolute dollar contribution in Q4 last year.

Customer Dynamics

This quarter’s top 100 accounts contributed approximately 42% of total Q4 revenue, about the same level as in Q3FY10.  In FY10 we added 121 net new Storage50007 accounts, down modestly from the record high number added in FY09.

 Protocol Trends
	Q4 FY09	Q1 FY10	Q2 FY10	Q3 FY10	Q4FY10
NAS	47%	51%	48%	42%	41%
SAN	14%	15%	19%	15%	16%
Unified	39%	35%	34%	42%	42%

For over eight years, NetApp has been shipping storage systems which support multiple protocols concurrently on every system—a capability called Unified Storage. We have shipped over 150,000 Unified Storage systems since we pioneered this innovation in 2002. This quarter the unified storage percentage of our configured system product revenue continued at record levels.

We continue to actively bundle and sell more of our systems in a Unified configuration. In addition, since all of our systems enable the use of multiple protocols for applications, we have found that our installed base usage profiles—especially for protocols— frequently changes after installation, while the system configuration sold does not.  As a result, we have come to the conclusion that trying to partition our revenues across the traditional NAS and SAN categories at time of shipment it is no longer meaningful, therefore this will be the last quarter in which we provide the data in the chart above.

Platform Trends

Total system units shipped grew 10% sequentially again this quarter and also increased 52% over Q4 last year. The standout growth segment this quarter was our mid-range, which grew 36% sequentially and 40% year over year.  Sales of high-end units were also up strongly this quarter, growing 27% sequentially and 48% year over year.  While low end units were down modestly from last quarter’s record levels, they were up 61% over Q4 of last year.

7 The Storage 5000 is a proprietary NetApp list of companies we believe to be the 5,000 largest buyers of storage worldwide

Our V-Series platform, which is our controller and data management software without any disks, reached a milestone 5,000 units shipped since inception this quarter. Units of V-Series shipped were up 80% sequentially and over 230% higher year over year.

 Capacity Trends

(in Petabytes)	Q4 FY09	Q1 FY10	Q2 FY10	Q3 FY10	Q4 FY10
Fibre Channel	72	69	79	88	99
ATA	165	175	173	209	298
SAS	8	7	8	29	49
Total	245	250	260	326	445

Total petabytes shipped grew 37% sequentially and 82% year over year to 445 petabytes. The mix of drive capacity continued to trend toward SAS and ATA, with ATA remaining by far the largest segment as customers utilize our efficiency features to get more out of our storage on less expensive drives.

Additional Information

For more detailed information about our solutions, corporate strategy and our go-to-market initiatives, please visit our website at www.netapp.com.

NetApp Usage of Non-GAAP Financials

The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance. Non-GAAP operating results and net income exclude the GSA settlement, amortization of intangible assets, stock-based compensation expenses, acquisition related income and expenses, restructuring and other charges, asset impairments, non-cash interest expense associated with our convertible debt, net losses or gains on investments, and our GAAP tax provision, including discrete items, but includes a non-GAAP tax provision based upon projected annual non-GAAP effective tax rates for the first three quarters of the fiscal year and an actual non-GAAP provision for the fourth quarter. We have excluded these items in order to enhance investors’ understanding of our ongoing operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results, and (3) allow greater transparency with respect to information used by management in financial and operational decision making.  In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

Non-GAAP to GAAP Reconciliation

NETAPP, INC.
RECONCILIATION OF NON-GAAP AND GAAP
IN THE CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except net income per share amounts)
(Unaudited)

	Three Months Ended
	April 30, 2010	April 24, 2009	January 29, 2010

SUMMARY RECONCILIATION OF NET INCOME
NET INCOME	$145.1	$68.4	$107.9

Adjustments:
GSA settlement	-	0.7	-
Amortization of intangible assets	4.9	5.7	4.9
Stock-based compensation expenses	37.8	42.2	36.6
Restructuring and other charges	(0.2)	35.5	0.1
Acquisitions related (income) expense, net	1.2	-	-
Non-cash interest expense	13.1	11.0	12.4
(Gain) loss on investments, net	(1.2)	2.6	(0.7)
Discrete GAAP tax provision items	(13.1)	6.5	0.6
Income tax effect	(4.5)	(69.8)	(18.0)

NON-GAAP NET INCOME	$183.1	$102.8	$143.8

DETAILED RECONCILIATION OF SPECIFIC ITEMS:

TOTAL NET REVENUES	$1,171.8	$879.6	$1,011.7
Adjustment:
GSA settlement	-	0.7	-

NON-GAAP TOTAL NET REVENUES	$1,171.8	$880.3	$1,011.7

COST OF REVENUES	$423.3	$345.7	$370.1
Adjustment:
Amortization of intangible assets	(4.1)	(4.9)	(4.1)
Stock-based compensation expenses	(4.8)	(4.9)	(4.3)

NON-GAAP COST OF REVENUES	$414.4	$335.9	$361.7

COST OF PRODUCT REVENUES	$310.9	$245.2	$253.9
Adjustment:
Amortization of intangible assets	(4.1)	(4.9)	(4.1)
Stock-based compensation expenses	(1.3)	(1.0)	(1.0)

NON-GAAP COST OF PRODUCT REVENUES	$305.5	$239.3	$248.8

COST OF SERVICE REVENUES	$109.3	$98.1	$113.3
Adjustment:
Stock-based compensation expenses	(3.5)	(3.9)	(3.3)

NON-GAAP COST OF SERVICE REVENUES	$105.8	$94.2	$110.0

GROSS PROFIT	$748.5	$533.9	$641.5
Adjustment:
GSA settlement	-	0.7	-
Amortization of intangible assets	4.1	4.9	4.1
Stock-based compensation expenses	4.8	4.9	4.3

NON-GAAP GROSS PROFIT	$757.4	$544.4	$649.9

SALES AND MARKETING EXPENSES	$366.7	$287.3	$324.8
Adjustments:
Amortization of intangible assets	(0.8)	(0.8)	(0.8)
Stock-based compensation expenses	(16.9)	(20.1)	(17.2)

NON-GAAP SALES AND MARKETING EXPENSES	$349.0	$266.4	$306.8

RESEARCH AND DEVELOPMENT EXPENSES	$143.7	$125.0	$129.3
Adjustments:
Stock-based compensation expenses	(9.0)	(11.3)	(8.9)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES	$134.7	$113.7	$120.4

GENERAL AND ADMINISTRATIVE EXPENSES	$64.2	$52.2	$58.1
Adjustments:
Stock-based compensation expenses	(7.1)	(5.9)	(6.2)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES	$57.1	$46.3	$51.9

OPERATING EXPENSES	$575.6	$500.0	$512.2
Adjustments:
Amortization of intangible assets	(0.8)	(0.8)	(0.8)
Stock-based compensation expenses	(33.0)	(37.3)	(32.3)
Restructuring and other charges	0.2	(35.5)	(0.1)
Acquisitions related (income) expense, net	(1.2)	-	-

NON-GAAP OPERATING EXPENSES	$540.8	$426.4	$479.0

INCOME FROM OPERATIONS	$172.9	$33.9	$129.3
Adjustments:
GSA settlement	-	0.7	-
Amortization of intangible assets	4.9	5.7	4.9
Stock-based compensation expenses	37.8	42.2	36.6
Restructuring and other charges	(0.2)	35.5	0.1
Acquisitions related (income) expense, net	1.2	-	-

NON-GAAP INCOME FROM OPERATIONS	$216.6	$118.0	$170.9

TOTAL OTHER INCOME (EXPENSES), NET	$(9.0)	$(9.2)	$(11.4)
Adjustments:
Non-cash interest expense	13.1	11.0	12.4
(Gain) loss on investments, net	(1.2)	2.6	(0.7)

NON-GAAP TOTAL OTHER INCOME (EXPENSES), NET	$2.9	$4.4	$0.3

INCOME BEFORE INCOME TAXES	$163.9	$24.7	$117.9
Adjustments:
GSA settlement	-	0.7	-
Amortization of intangible assets	4.9	5.7	4.9
Stock-based compensation expenses	37.8	42.2	36.6
Restructuring and other charges	(0.2)	35.5	0.1
Acquisitions related (income) expense, net	1.2	-	-
Non-cash interest expense	13.1	11.0	12.4
(Gain) loss on investments, net	(1.2)	2.6	(0.7)

NON-GAAP INCOME BEFORE INCOME TAXES	$219.5	$122.4	$171.2

PROVISION FOR (BENEFIT FROM) INCOME TAXES	$18.8	$(43.7)	$10.0
Adjustments:
Discrete GAAP tax provision items	13.1	(6.5)	(0.6)
Income tax effect	4.5	69.8	18.0

NON-GAAP PROVISION FOR INCOME TAXES	$36.4	$19.6	$27.4

NET INCOME PER SHARE	$0.398	$0.205	$0.299

Adjustments:
GSA settlement	-	0.002	-
Amortization of intangible assets	0.013	0.017	0.013
Stock-based compensation expenses	0.104	0.127	0.102
Restructuring and other charges	(0.001)	0.106	-
Acquisitions related (income) expense, net	0.003	-	-
Non-cash interest expense	0.036	0.033	0.035
(Gain) loss on investments, net	(0.003)	0.008	(0.002)
Discrete GAAP tax provision items	(0.036)	0.020	0.002
Income tax effect	(0.012)	(0.210)	(0.050)

NON-GAAP NET INCOME PER SHARE	$0.502	$0.308	$0.399

Reg G Schedule

NETAPP, INC.
RECONCILIATION OF NON GAAP GUIDANCE TO GAAP
EXPRESSED AS EARNINGS PER SHARE
FIRST QUARTER 2011
(Unaudited)

First Quarter
2011

Non-GAAP Guidance	$0.43 - $0.47

Adjustments of Specific Items to
Net Income Per Share for the First
Quarter 2011:

Stock based compensation expense	(0.11)
Amortization of intangible assets	(0.01)
Non cash interest expense	(0.03)
Income tax effect	0.03
Total Adjustments	(0.12)

GAAP Guidance -Net Income Per Share	$0.31 - $0.35